Exhibit (a)(5)(viii)

Media Release

Basel, 14 April 2015
Roche announces final results of tender offer for Foundation Medicine, Inc.
Roche (SIX: RO, ROG; OTCQX: RHHBY) today announced the final results of the tender offer by Roche Holdings, Inc., its wholly owned subsidiary, to purchase up to 15,604,288 shares of common stock of Foundation Medicine, Inc. (NASDAQ: FMI) at USD 50.00 per share in cash, which expired at 12:00 midnight, New York City time, at the end of the day on 6 April 2015.  The shares purchased by Roche in the tender offer, when added to the shares already owned by Roche and its affiliates (including 5,000,000 shares issued by FMI to Roche on 7 April 2015), total approximately 21,019,111 shares, representing approximately 57% of the outstanding shares of FMI’s common stock on a fully diluted basis as of 7 April 2015.

Based on the final tabulation by Citibank, N.A., the depositary for the tender offer, a total of 18,758,256 shares of FMI’s common stock were validly tendered and not validly withdrawn in the tender offer.  Because the tender offer was oversubscribed, the number of shares accepted for purchase by Roche from each of the tendering stockholders has been prorated. The final proration factor is 83.186197%.

Payment for shares accepted for purchase by Roche will be made promptly in accordance with the terms of the tender offer. All shares tendered in the tender offer but not accepted for purchase will be returned to the tendering stockholders.

In connection with the closing of the previously announced strategic collaboration, FMI’s board of directors now includes Daniel O'Day, Roche Pharmaceuticals Division, chief operating officer and member of the Roche corporate executive committee, Sandra J. Horning, M.D., global head, product development and chief medical officer for Roche/Genentech, and Michael D. Varney, Ph.D., head, Genentech Research and Early Development, and the previously announced research and development and commercial collaborations between the parties became effective.

F. Hoffmann-La Roche Ltd	4070 Basel Switzerland	Group Communications Roche Group Media Relations	Tel. +41 61 688 88 88 Fax +41 61 688 27 75 www.roche.com

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About Roche
Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, immunology, infectious diseases, ophthalmology and neuroscience. Roche is also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management. Roche’s personalised healthcare strategy aims at providing medicines and diagnostics that enable tangible improvements in the health, quality of life and survival of patients. Founded in 1896, Roche has been making important contributions to global health for more than a century. Twenty-four medicines developed by Roche are included in the World Health Organisation Model Lists of Essential Medicines, among them life-saving antibiotics, antimalarials and chemotherapy.

In 2014 the Roche Group employed 88,500 people worldwide, invested 8.9 billion Swiss francs in R&D and posted sales of 47.5 billion Swiss francs. Genentech, in the United States, is a wholly owned member of the Roche Group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com.

All trademarks used or mentioned in this release are protected by law.

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Forward-Looking Statements

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, WHICH INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING RISKS AND UNCERTAINTIES DISCUSSED IN FOUNDATION MEDICINE’S PUBLIC FILINGS WITH THE SEC UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), INCLUDING THE “RISK FACTORS” SECTIONS OF FOUNDATION MEDICINE’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014, AS WELL AS THE TENDER OFFER DOCUMENTS FILED BY ROCHE AND THE SOLICITATION/RECOMMENDATION FILED BY FOUNDATION MEDICINE. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. ROCHE AND FOUNDATION MEDICINE DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS REPORT OR OTHERWISE.

Roche Group Media Relations
Phone: +41 -61 688 8888 / e-mail: roche.mediarelations@roche.com
- Nicolas Dunant (Head)
- Ulrike Engels-Lange
- Štěpán Kráčala
- Claudia Schmitt
- Nina Schwab-Hautzinger
Foundation Medicine Media Relations
Phone:  (617) 418-2283 / website:  http://investors.foundationmedicine.com/sec.cfm

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